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                    CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 11, 2000, relating to the financial statements and financial highlights which appear in the October 31, 2000 Annual Reports to Shareholders of JPMorgan Intermediate Bond Fund (formerly, Chase Vista Select Intermediate Bond Fund) and JPMorgan Bond Fund II (formerly, Chase Vista Select Intermediate Bond
Fund) and JPMorgan Bond Fund II (formerly, Chase Select Bond Fund), which are also incorporated by reference into the Registration Statement.

We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants," and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
September 6, 2001